Exhibit 99.2

OpGen Provides Business Update and Announces Preliminary Unaudited Revenue and Cash Position for Third Quarter 2021

•	Preliminary Total Revenue for Q3 2021 was approximately $1.2 million
•	Cash as of September 30, 2021 was approximately $25.4 million, up significantly from the $13.4 million at year-end 2020
•	OpGen concluded search and expects to announce new CFO once appointment has been formalized

ROCKVILLE, Md., October 4, 2021 (GLOBE NEWSWIRE) – OpGen, Inc. (Nasdaq: OPGN, “OpGen”), a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease, announced today that total preliminary unaudited revenue for the third quarter of 2021 was approximately $1.2 million, up from $1.1 million in the third quarter of 2020. Cash as of September 30, 2021 was approximately $25.4 million, an increase from the $13.4 million as of December 31, 2020.

The company announced accomplishment of the following key milestones and recent developments in the third quarter as well as 2021 to date:

•	OpGen received 510(k) FDA clearance for its Acuitas AMR Gene Panel
•	OpGen initiated prospective multicenter clinical trial in the U.S. for the Unyvero UTI application
•	OpGen concluded search and expects to announce new CFO once appointment has been formalized
•	OpGen announced data from prospective randomized controlled multicenter clinical study using the Unyvero HPN panel for hospitalized patients with suspicion of pneumonia
•	OpGen filed a universal shelf registration statement on Form S-3 for up to $ 150 million
•	OpGen achieved key milestone in Unyvero A30 RQ development program with 10 systems now available for verification and validation testing which is ongoing
•	OpGen subsidiary Ares Genetics completed another project with Sandoz and continued commercial roll-out and growth of the ARESiss isolate sequencing service business

Mr. Schacht commented, “As we continue into the fourth quarter, we are extremely excited by the recent FDA 510(k) clearance of our Acuitas AMR Gene Panel which we believe to have the potential to aid clinicians in the diagnosis of and treatment decision making for patients with severe, life-threatening infections who are suffering from multi drug resistant organisms. We are getting ready for a swift commercial launch of the Acuitas AMR Gene Panel this quarter here in the U.S. We are also in regular dialog with the Chinese NMPA via our strategic partner Beijing Clear Bio. The Chinese NMPA has requested supplemental clinical data to be generated and submitted in China. We are working with our partners to finalize study design and prepare for subsequent study execution in due course, and we anticipate receiving feedback on the submission of the pneumonia application cartridge documents filed with the NMPA thus far. We are also thrilled to have successfully completed the search for our new Chief Financial Officer to join the OpGen team and we anticipate making the announcement upon formalizing the appointment. Together with our board, we are continuing to evaluate alternatives for financing the future growth of OpGen and believe these are steps that will help drive the company forward and on its desired path.”

The preliminary Q3-2021 financial results are estimates prior to the completion of OpGen’s financial closing procedures and review procedures by its external auditors and therefore may be subject to adjustment when the actual results are available.

About OpGen, Inc.

OpGen, Inc. (Rockville, MD, USA) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with our subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s product portfolio includes Unyvero, Acuitas AMR Gene Panel and Acuitas® Lighthouse, and the ARES Technology Platform including ARESdb, using NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction.

For more information, please visit www.opgen.com.

Forward-Looking Statements

This press release includes statements regarding OpGen’s third quarter 2021 results and the current business of OpGen. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the fact that we may not effectively use proceeds from our financings, the realization of expected benefits of our business combination transaction with Curetis GmbH, the success of our commercialization efforts, the impact of COVID-19 on the Company’s operations, financial results, and commercialization efforts as well as on capital markets and general economic conditions, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:
Oliver Schacht
President and CEO
InvestorRelations@opgen.com

OpGen Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@fischtankpr.com

OpGen Investor Contact:
Joe Green
Edison Group
jgreen@edisongroup.com